Exhibit 99.1
4650 SW Macadam Avenue, Suite 400 • Portland, OR 97239 • Telephone (503) 946-4800
CONTACT: Jay Khetani, Vice President of Investor Relations (503) 946-4700
Website: http://www.precast.com

PRECISION CASTPARTS CORP. REPORTS
SECOND QUARTER FISCAL 2014 EARNINGS

Second Quarter Fiscal 2014 Highlights
• Record sales of $2.36 billion
• Record EPS (diluted) of $2.90 from continuing operations
• Record consolidated segment operating margin of 27.5%

PORTLAND, Oregon - October 24, 2013 - Precision Castparts Corp. (NYSE:PCP) delivered continued strong sales and earnings in the second quarter of fiscal 2014, driven by solid commercial aerospace demand, steady recovery in power markets, further top- and bottom-line contributions from TIMET, and unrelenting focus on operational improvements in each of the Company’s facilities.

SECOND QUARTER FISCAL 2014 FINANCIAL RESULTS

Sales for the second quarter of fiscal 2014 set a record at $2.36 billion, an increase of 23 percent over sales of $1.93 billion during the same period last year, reflecting approximately 6 percent organic growth excluding the impact of contractual pass-through pricing and other changes in metal/revert pricing. Consolidated segment operating income showed a 30 percent year-over-year gain, growing to $649 million in the second quarter of fiscal 2014 from $498 million a year ago. In addition, net income from continuing operations (attributable to PCC) improved by 28 percent, moving to $425 million in the quarter versus net income of $332 million in the second quarter of fiscal 2013. Earnings per share (EPS) from continuing operations (attributable to

PCC) were $2.90 (diluted, based on 146.5 million shares outstanding), a 28 percent increase over last year’s $2.27 (diluted, based on 146.4 million shares outstanding).
Including discontinued operations, total net income (attributable to PCC) for the second quarter of fiscal 2014 was $424 million, or $2.89 per share (diluted).

BUSINESS HIGHLIGHTS

Investment Cast Products

Sales for the Investment Cast Products segment totaled $608 million in the second quarter of fiscal 2014, versus $612 million last year, with a 5 percent year-over-year gain in operating income, moving to $219 million, or 36.0 percent of sales, compared to $209 million, or 34.2 percent of sales in the second quarter of fiscal 2013. Contractual pass-through pricing declined by approximately $3 million year over year. In the quarter, large commercial OEM and spares sales grew by 10 percent and 4 percent, respectively, tempered by a decline in regional/business jet and military spares activity. Going forward, accelerated sales gains will be driven by further demand from production rate step-ups on existing platforms, continued frequency of takeoffs and landings, and the segment’s increased penetration on the new development engines for re-engined narrow-body aircraft platforms, which are scheduled to ramp up quickly into full production. In addition, industrial gas turbine (IGT) OEM and spares sales, basically flat year over year, still maintained very high production levels. The segment continues to deliver record operating margins by consistently implementing new initiatives to reduce costs and improve productivity on steady, high-volume production.

Forged Products

Forged Products’ sales increased by 39 percent year over year, growing to $1.06 billion in the second quarter of fiscal 2014 from $762 million last year. Second quarter results included a full quarter of Texas Honing and TIMET. The segment improved year-over-year operating income by 65 percent, delivering $258 million of operating income, or 24.3 percent of sales, in the quarter, versus $156 million, or 20.5 percent of sales, a year ago. The segment’s three primary nickel conversion mills saw alloy selling prices decline by approximately $37 million year over year, and lower prices for revert and other alloys negatively impacted sales by an additional $17 million. Contractual pass-through pricing in the second quarter was essentially flat compared to last year. For the quarter, Forged Products’ aerospace sales grew by approximately 47 percent compared to the same quarter last year. The base businesses improved sales year over year, compounded by the addition of a full quarter of TIMET. Similar to Investment Cast Products, the segment is well-positioned to benefit from ramps in commercial aircraft build rates and the acceleration of the new re-engining narrow-body platforms. In the power market, sales also improved year over year by more than 15 percent, driven by increased demand for downhole casing and interconnect pipe. TIMET continued to outstrip the Company’s initial expectations, establishing an improved competitive position going forward. Forged Products achieved these results during the quarter while also successfully meeting the challenge of rebuilding the 29,000-ton forging press in Houston on time and under budget.

Airframe Products

Total Airframe Products’ sales for the second quarter of fiscal 2014 were $693 million, increasing by 25 percent over sales of $553 million a year ago. Second quarter results included a full quarter of Synchronous, Klune, and Progressive, compared to a partial quarter of Klune and Progressive in the same period last year. Despite absorbing multiple, lower-margin acquisitions, the segment reported a 27 percent year-over-year gain in operating income, improving to $210 million, or 30.3 percent of sales, versus $166 million, or 30.0 percent of sales, in the second quarter of fiscal 2013. Sales of critical aerospace fasteners, which improved slightly year over year, continue to lag the current commercial aircraft build rates, particularly on the Boeing 787 program, a situation that is expected to resolve moving into early fiscal 2015. On the aerostructures side of the business, aerospace sales increased by 66 percent year over year. The sales improvement was driven by a low double-digit increase in the base businesses, along with a strong contribution from acquisitions; further sales growth is anticipated as aircraft build schedules ramp. From a performance point of view, the segment is successfully moving higher volumes over an improving cost structure and is rapidly integrating new acquisitions into the overall operations. Airframe Products anticipates the closure of the Permaswage acquisition in the third quarter of fiscal 2014.

“Our businesses are poised to seize the opportunities we have created and to meet or exceed our expectations,” said Mark Donegan, chairman and chief executive officer of Precision Castparts Corp. “The current and future prospects for further growth in the commercial aerospace market are solid. Along with our strong positions on every major production aircraft platform, we have increased our content on the new development engine programs. We are also being asked by many of the OEMs to move further across the value stream, linking many of our capabilities and offering more integrated product packages. In addition, we continue to compete aggressively to gain share across our entire portfolio.

“Our position in power end markets is also well-established. Industrial gas turbines are expected to be a favored source of power generation, which should yield solid upside for spares sales going forward, and we are closely involved with various OEMs on new and retrofit designs, which are expected to roll out over the next couple of years. The demand for interconnect pipe, particularly to supply coal projects in China and India, is recovering rapidly, with strong demand over the next two years. We are also in active discussions with oil & gas customers on sizeable, downhole projects with potential for significant sales expansion going forward. As always, we are dedicated to driving all this increased production volume efficiently across our assets to deliver the highest returns possible.

“At this moment in time, the opportunities for this Company are better than ever,” Donegan said. “Our position on current high-production commercial aircraft is solid. We have increased the quantity and value of components in the new development engines. As we planned, we are very close to achieving a good balance between our interconnect pipe and oil & gas production. Interconnect orders are currently recovering at a strong rate, which will lead to a sustained sales trajectory moving forward, and we are on the verge of significant oil & gas orders that will establish a solid base load for our forging operations. In addition, our recent acquisitions are delivering tremendous sales and earnings growth, with more expected to come, and our solid balance sheet enables us to pursue a strong list of candidate companies to further expand and strengthen our market position and deliver greater shareholder value in the years ahead.”

##

Precision Castparts is hosting a conference call to discuss the above financial results today at 7:00 a.m. Pacific Time.

NOTE: The presentation charts are immediately available on the Company’s web site:
http://www.precast.com/investors/presentations

Individuals interested in monitoring the webcast should paste the following address into their browser for access to the live conference link:
http://w.on24.com/r.htm?e=617933&s=1&k=4A90F41D655BF2BD0C01E10653A72479

This link will provide both audio and video through the Internet connection. You may use the following link to check your computer system’s compatibility any time prior to the call: http://webcast.premiereglobal.com/clients/premiere/help/help.html
For Webcast assistance, please dial (888) 569-3848 or (719) 785-6626.

Those interested in asking questions following the earnings presentation must dial in for audio access to 888-417-8525, Access Code: 3009119. Dial *0 for technical assistance with dial-in access. In order to assure the conference begins in a timely manner, please dial in 10 to 15 minutes prior to the scheduled start time.

You may also gain access to the webcast through Precision Castparts Corp.'s corporate website: http://www.precast.com/investors/presentations/

Following the conference call, you may replay the conference by calling (888) 203-1112 or (719) 457-0820; the replay pass code is 3009119.
##
Precision Castparts Corp. is a worldwide, diversified manufacturer of complex metal components and products. It serves the aerospace, power, and general industrial markets. PCC is the market leader in manufacturing large, complex structural investment castings, airfoil castings, forged components and highly engineered, critical fasteners for aerospace applications.  The Company is also the leading producer of airfoil castings for the industrial gas turbine market.  In addition, PCC manufactures extruded seamless pipe, fittings, forgings, and clad products for power generation and oil & gas applications; commercial and military airframe aerostructures; and metal alloys and other materials to the casting, forging, and other industries.
Information included within this press release describing the projected growth and future results and events constitutes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to fluctuations in the aerospace, power generation, and general industrial cycles; the relative success of our entry into new markets; competitive pricing; the financial viability of our significant customers; the concentration of a substantial portion of our business with a relatively small number of key customers; the impact on the Company of customer or supplier labor disputes; demand, timing and market acceptance of new commercial and military programs, including the Boeing 787; the availability and cost of energy, raw materials, supplies, and insurance; the cost of pension and postretirement medical benefits; equipment failures; product liability claims; relations with our employees; our ability to manage our operating costs and to integrate acquired businesses in an effective manner, including the ability to realize expected synergies; the timing of new acquisitions; misappropriation of our intellectual property rights; governmental regulations and environmental matters; risks associated with international operations and world economies; the relative stability of certain foreign currencies; the impact of adverse weather conditions or natural disasters; the availability and cost of financing; and implementation of new technologies and process improvements. Any forward-looking statements should be considered in light of these factors. We undertake no obligation to update any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.
##
Precision Castparts Corp.’s press releases are available on the Internet at Globe Newswire’s website - http://www.globenewswire.com or PCC’s home page at http://www.precast.com. If you wish to be removed from this list, please reply to Unsubscribe@precastcorp.com.

PRECISION CASTPARTS CORP.
SUMMARY OF RESULTS1
(Unaudited; in millions, except per share data)

	Three Months Ended		Six Months Ended
	September 29, 2013	September 30, 2012	September 29, 2013	September 30, 2012
Net sales	$2,362	$1,927	$4,729	$3,893
Costs and expenses:
Cost of goods sold	1,557	1,308	3,127	2,639
Selling and administrative expenses	156	121	309	241
Interest expense	19	3	39	6
Interest income	(1)	(1)	(2)	(3)
Total costs and expenses	1,731	1,431	3,473	2,883
Income before income tax expense and equity in earnings of unconsolidated affiliates	631	496	1,256	1,010
Income tax expense	(205)	(164)	(405)	(336)
Equity in earnings of unconsolidated affiliates	—	1	1	3
Net income from continuing operations	426	333	852	677
Net (loss) income from discontinued operations	(1)	—	11	(2)
Net income	425	333	863	675
Net income attributable to noncontrolling interests	(1)	(1)	(3)	(1)
Net income attributable to Precision Castparts Corp. ("PCC")	$424	$332	$860	$674
Net income per common share attributable to PCC shareholders – basic:
Net income per share from continuing operations	$2.92	$2.29	$5.82	$4.65
Net (loss) income per share from discontinued operations	(0.01)	—	0.08	(0.01)
Net income per share	$2.91	$2.29	$5.90	$4.64
Net income per common share attributable to PCC shareholders – diluted:
Net income per share from continuing operations	$2.90	$2.27	$5.78	$4.62
Net (loss) income per share from discontinued operations	(0.01)	—	0.08	(0.01)
Net income per share	$2.89	$2.27	$5.86	$4.61
Weighted average common shares outstanding:
Basic	145.5	145.4	145.8	145.3
Diluted	146.5	146.4	146.8	146.4
	Three Months Ended		Six Months Ended
	September 29, 2013	September 30, 2012	September 29, 2013	September 30, 2012
Sales by Segment
Investment Cast Products	$608	$612	$1,224	$1,232
Forged Products	1,061	762	2,126	1,615
Airframe Products	693	553	1,379	1,046
Total	$2,362	$1,927	$4,729	$3,893
Segment Operating Income (Loss)[2]
Investment Cast Products	$219	$209	$432	$415
Forged Products	258	156	525	351
Airframe Products	210	166	415	312
Corporate expense	(38)	(33)	(79)	(65)
Consolidated segment operating income	649	498	1,293	1,013
Interest expense	19	3	39	6
Interest income	(1)	(1)	(2)	(3)
Income before income tax expense and equity in earnings of unconsolidated affiliates	$631	$496	$1,256	$1,010

[1] Reported results for the three and six months ended September 30, 2012 have been restated for discontinued operations.
[2] Operating income represents earnings before interest, income tax expense, and equity in earnings of unconsolidated affiliates.

PRECISION CASTPARTS CORP.
SELECTED BALANCE SHEET, CASH FLOW AND SALES INFORMATION
(Unaudited; in millions)

	September 29, 2013	March 31, 2013
Cash and Debt Balances
Cash	$269	$280
Total Debt	$3,558	$3,807
Total PCC Shareholders' Equity	$10,513	$9,783
Total Debt, as % of Total Capitalization	25.3%	28.0%
Working Capital Items[1]
Receivables, Net	$1,531	$1,507
Inventories	3,189	2,980
Accounts Payable	815	940
Total	$3,905	$3,547

	Three Months Ended
	September 29, 2013	September 30, 2012
Selected Cash Flow Items[1]
Depreciation and Amortization	$70	$48
Capital Expenditures	$94	$64
Acquisitions of Businesses, Net of Cash Acquired	$169	$582

	Three Months Ended
	September 29, 2013	September 30, 2012
Sales by Market
Aerospace	67%	65%
Power	17%	19%
General Industrial & Other	16%	16%

[1] Reported results exclude discontinued operations.